Exhibit 99.1
PRESS RELEASE

Beazer Homes Reports First Quarter Fiscal 2013 Results

ATLANTA, January 28, 2013 - Beazer Homes USA, Inc. (NYSE: BZH) (www.beazer.com) today announced its financial results for the quarter ended December 31, 2012.

“In the first quarter we achieved improvements in nearly every operational and financial metric compared to last year, including new orders, closings and adjusted EBITDA,” said Allan Merrill, President and CEO of Beazer Homes. “Additionally we saw higher home sales prices and lower cancellation rates as most of our geographic markets continued to demonstrate signs of improvement. We remain committed to our path-to-profitability strategies, which are designed to enable us to return to sustained profitability as soon as possible.”

On trends in the housing market, Mr. Merrill commented, “While there are still challenges to overcome before the industry can achieve a full turnaround, we believe that improvements in consumer confidence coupled with low mortgage rates and enhanced clarity regarding mortgage qualification procedures should provide support for both increased demand for new homes and improved new home pricing during the balance of the year.”

Summary results for the quarter ended December 31, 2012 are as follows (all per share amounts are calculated after giving effect to a 1-for-5 reverse stock split completed on October 12, 2012):

Q1 Results from Continuing Operations (unless otherwise specified)

	Quarter Ended December 31,
	2012	2011	Change
New Home Orders	932	724	28.7%
LTM orders per month per community	2.5	1.9	31.6%
Cancellation rates	26.4%	35.1%	-730 bps

Total Home Closings	1,038	867	19.7%
Average sales price from closings (in thousands)	$235.5	$215.5	9.3%
Homebuilding revenue (in millions)	$244.4	$186.9	30.8%
Homebuilding gross profit margin, excluding impairments and abandonments (I&A) (a)	14.7%	13.3%	140 bps
Homebuilding gross profit margin, excluding I&A and interest amortized to cost of sales (a)	18.1%	20.2%	-210 bps

Loss from continuing operations before income taxes (in millions)	$(19.2)	$(35.0)	$15.8
Net (loss) income from continuing operations (in millions)	$(18.9)	$0.7	$(19.6)
Basic Per Share	$(0.78)	$0.05	$(0.83)
Inventory impairments (in millions)	$(0.2)	$(3.5)	$3.3
Net (loss) income from continuing operations excluding inventory impairments (in millions)	$(18.7)	$4.2	$(22.9)
Land and land development spending (in millions)	$90.0	$58.2	$31.8
Adjusted EBITDA (in millions)	$7.7	$3.8	$3.9

(a) Homebuilding gross profit for the quarter ended December 31, 2011 includes an $11.0 million warranty recovery which contributed 590 bps to the margin

As of December 31, 2012

•	Total cash and cash equivalents: $648.2 million, including unrestricted cash of approximately $396.7 million

•	Stockholders' equity: $242.6 million, not including $9.4 million of mandatory convertible subordinated notes, which converted to 408,790 shares of common stock at maturity on January 15, 2013

•	Total backlog from continuing operations: 1,817 homes with a sales value of $478.3 million, compared to 1,307 homes with a sales value of $315.8 million as of December 31, 2011

•	Land and lots controlled: 25,104 lots (82.0% owned), a decrease of 3.4% from December 31, 2011

Conference Call

The Company will hold a conference call on January 31, 2013 at 9:30 am EST to discuss these results. Interested parties may listen to the conference call and view the Company's slide presentation over the internet by visiting the “Investor Relations” section of the Company's website at www.beazer.com. To access the conference call by telephone, listeners should dial 800-619-8639 or 312-470-7002. To be admitted to the call, verbally supply the passcode "BZH". A replay of the call will be available shortly after the conclusion of the live call. To access the replay, dial 866-429-0570 or 203-369-0912 and enter the passcode “3740” (available until 9:30 pm ET on February 7, 2013), or visit www.beazer.com. A replay of the webcast will be available at www.beazer.com for approximately 30 days.

Headquartered in Atlanta, Beazer Homes is one of the country's 10 largest single-family homebuilders. The Company's homes meet or exceed the benchmark for energy-efficient home construction as established by ENERGY STAR® and are designed with flexible floorplan options to meet the personal preferences and lifestyles of its buyers. In addition, the Company is committed to providing a range of preferred lender choices to facilitate transparent competition between lenders and enhanced customer service. The Company offers homes in 16 states, including Arizona, California, Delaware, Florida, Georgia, Indiana, Maryland, Nevada, New Jersey, New York, North Carolina, Pennsylvania, South Carolina, Tennessee, Texas and Virginia. Beazer Homes is listed on the New York Stock Exchange under the ticker symbol “BZH.” For more info visit Beazer.com, or check out Beazer on Facebook and Twitter.

This press release contains forward-looking statements. These forward-looking statements represent our expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of our control, that could cause actual results to differ materially from the results discussed in the forward-looking statements, including, among other things, (i) economic changes nationally or in local markets, including changes in consumer confidence, changes in the level of housing starts, declines in employment levels, inflation and changes in the demand and prices of new homes and resale homes in the market; (ii) a slower economic rebound than anticipated, coupled with persistently high unemployment and additional foreclosures; (iii) estimates related to homes to be delivered in the future (backlog) are imprecise as they are subject to various cancellation risks which cannot be fully controlled; (iv) a substantial increase in mortgage interest rates, increased disruption in the availability of mortgage financing or a change in tax laws regarding the deductibility of mortgage interest; (v) factors affecting margins such as decreased land values underlying lot option agreements, increased land development costs on communities under development or delays or difficulties in implementing initiatives to reduce production and overhead cost structure; (vi) the final outcome of various putative class action lawsuits, multi-party suits and similar proceedings as well as the results of any other litigation or government proceedings and fulfillment of the obligations in the Deferred Prosecution Agreement and consent orders with governmental authorities and other settlement agreements; (vii) our cost of and ability to access capital and otherwise meet our ongoing liquidity needs including the impact of any downgrades of our credit ratings or reductions in our tangible net worth or liquidity levels; (viii) our ability to comply with covenants in our debt agreements or satisfy such obligations through repayment or refinancing; (ix) estimates related to the potential recoverability of our deferred tax assets; (x) increased competition or delays in reacting to changing consumer preference in home design; (xi) shortages of or increased prices for labor, land or raw materials used in housing production; (xii) additional asset impairment charges or writedowns; (xiii) the impact of construction defect and home warranty claims; (xiv)the cost and availability of insurance and surety bonds; (xv) delays in land development or home construction resulting from adverse weather conditions; (xvi) potential delays or increased costs in obtaining necessary permits and possible penalties for failure to comply with laws, regulations and governmental policies; (xvii) the performance of our joint ventures and our joint venture partners; (xviii) potential exposure related to additional repurchase claims on mortgages and loans originated by Beazer Mortgage Corp.; (xix) effects of changes in accounting policies, standards, guidelines or principles; or (xx) terrorist acts, acts of war and other factors over which the Company has little or no control. Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, we do not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time and it is not possible for management to predict all such factors.

CONTACT: Beazer Homes USA, Inc.
Carey Phelps
Director, Investor Relations & Corporate Communications
770-829-3700
investor.relations@beazer.com

-Tables Follow-

BEAZER HOMES USA, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended
	December 31,
	2012	2011
Total revenue	$246,902	$188,548
Home construction and land sales expenses	210,614	162,776
Inventory impairments and option contract abandonments	204	3,503
Gross profit	36,084	22,269
Commissions	10,642	8,371
General and administrative expenses	26,328	28,194
Depreciation and amortization	2,715	2,403
Operating loss	(3,601)	(16,699)
Equity in income (loss) of unconsolidated entities	36	(77)
Other expense, net	(15,627)	(18,273)
Loss from continuing operations before income taxes	(19,192)	(35,049)
Benefit from income taxes	(253)	(35,747)
(Loss) income from continuing operations	(18,939)	698
(Loss) income from discontinued operations, net of tax	(1,449)	41
Net (loss) income	$(20,388)	$739
Weighted average number of shares:
Basic	24,294	14,833
Diluted	24,294	17,421
(Loss) earnings per share:
Basic (loss) earnings per share from continuing operations	$(0.78)	$0.05
Basic (loss) earnings per share from discontinued operations	$(0.06)	$—
Basic (loss) earnings per share	$(0.84)	$0.05
Diluted (loss) earnings per share from continuing operations	$(0.78)	$0.04
Diluted (loss) earnings per share from discontinued operations	$(0.06)	$—
Diluted (loss) earnings per share	$(0.84)	$0.04

	Three Months Ended
	December 31,
	2012	2011
Capitalized interest in inventory, beginning of period	$38,190	$45,973
Interest incurred	28,418	32,525
Capitalized interest impaired	—	(28)
Interest expense not qualified for capitalization and included as other expense	(16,211)	(19,117)
Capitalized interest amortized to house construction and land sales expenses	(8,475)	(12,843)
Capitalized interest in inventory, end of period	$41,922	$46,510

BEAZER HOMES USA, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

	December 31, 2012	September 30, 2012
ASSETS
Cash and cash equivalents	$396,696	$487,795
Restricted cash	251,455	253,260
Accounts receivable (net of allowance of $2,184 and $2,235, respectively)	23,484	24,599
Income tax receivable	2,513	6,372
Inventory
Owned inventory	1,141,691	1,099,132
Land not owned under option agreements	9,205	12,420
Total inventory	1,150,896	1,111,552
Investments in unconsolidated entities	42,029	42,078
Deferred tax assets, net	6,924	6,848
Property, plant and equipment, net	18,054	18,974
Other assets	29,473	30,740
Total assets	$1,921,524	$1,982,218

LIABILITIES AND STOCKHOLDERS’ EQUITY
Trade accounts payable	$56,062	$69,268
Other liabilities	122,269	147,718
Obligations related to land not owned under option agreements	3,625	4,787
Total debt (net of discounts of $2,944 and $3,082, respectively)	1,496,951	1,498,198
Total liabilities	$1,678,907	$1,719,971

Stockholders’ equity:
Preferred stock (par value $.01 per share, 5,000,000 shares authorized, no shares issued)	$—	$—
Common stock (par value $0.001 per share, 100,000,000 shares authorized, 24,690,033 and 24,601,830 issued and outstanding, respectively)	25	25
Paid-in capital	834,752	833,994
Accumulated deficit	(592,160)	(571,772)
Total stockholders’ equity	242,617	262,247
Total liabilities and stockholders’ equity	$1,921,524	$1,982,218

Inventory Breakdown
Homes under construction	$261,062	$251,828
Development projects in progress	422,262	391,019
Land held for future development	367,245	367,102
Land held for sale	8,576	10,149
Capitalized interest	41,922	38,190
Model homes	40,624	40,844
Land not owned under option agreements	9,205	12,420
Total inventory	$1,150,896	$1,111,552

BEAZER HOMES USA, INC.
CONSOLIDATED OPERATING AND FINANCIAL DATA – CONTINUING OPERATIONS

	Quarter Ended December 31,
SELECTED OPERATING DATA	2012	2011
Closings:
West region	499	370
East region	353	310
Southeast region	186	187
Total closings	1,038	867

New orders, net of cancellations:
West region	424	303
East region	309	249
Southeast region	199	172
Total new orders	932	724

Backlog units at end of period:
West region	764	503
East region	703	577
Southeast region	350	227
Total backlog units	1,817	1,307

Dollar value of backlog at end of period (in millions)	$478.3	$315.8

Homebuilding Revenue (in thousands):
West region	$109,753	$70,254
East region	96,464	81,767
Southeast region	38,208	34,831
Total homebuilding revenue	$244,425	$186,852

	Quarter Ended December 31,
SUPPLEMENTAL FINANCIAL DATA	2012	2011
Revenues:
Homebuilding	$244,425	$186,852
Land sales and other	2,477	1,696
Total	$246,902	$188,548

Gross profit:
Homebuilding	$35,630	$21,352
Land sales and other	454	917
Total	$36,084	$22,269

Reconciliation of homebuilding gross profit before impairments and abandonments and interest amortized to cost of sales and the related gross margins to homebuilding gross profit and gross margin, the most directly comparable GAAP measure, is provided for each period discussed below. Management believes that this information assists investors in comparing the operating characteristics of homebuilding activities by eliminating many of the differences in companies' respective level of impairments and level of debt. Homebuilding gross profit for the quarter ended December 31, 2011 included a $11.0 million warranty recovery which added 590 basis points to homebuilding gross profit before I&A and interest amortized to cost of sales.

	Quarter Ended December 31,
	2012		2011
Homebuilding gross profit	$35,630	14.6%	$21,352	11.4%
Inventory impairments and lot option abandonments (I&A)	204		3,503
Homebuilding gross profit before I&A	35,834	14.7%	24,855	13.3%
Interest amortized to cost of sales	8,475		12,843
Homebuilding gross profit before I&A and interest amortized to cost of sales	$44,309	18.1%	$37,698	20.2%

Reconciliation of Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization and impairments) to total company net income (loss) (including discontinued operations), the most directly comparable GAAP measure, is provided for each period discussed below. Management believes that Adjusted EBITDA assists investors in understanding and comparing the operating characteristics of homebuilding activities by eliminating many of the differences in companies' respective capitalization, tax position and level of impairments.

	Quarter Ended December 31,
	2012	2011
Net (loss) income	$(20,388)	$739
Benefit from income taxes	(275)	(36,146)
Interest amortized to home construction and land sales expenses, capitalized interest impaired, and interest expense not qualified for capitalization	24,686	31,988
Depreciation and amortization and stock compensation amortization	3,499	3,703
Inventory impairments and option contract abandonments	221	3,507
Joint venture impairment and abandonment charges	—	29
Adjusted EBITDA	$7,743	$3,820